FNCB INCREASES EARNINGS

        First National Community Bancorp, Inc., parent company of First National Community Bank, reported earnings for the first three quarters of 2003 amounting to $6.7 million which represents a 9% increase compared to the $6.1 million recorded during the same nine month period of last year. The improvement recorded in 2003 includes a $680,000 increase in net interest income and a $630,000 increase in other income.

        Since year-end, total assets have increased from $735 million to $802 million. The return on average assets during the first nine months of 2003 was 1.16% while the return on average equity was 13.75%.

        First National Community Bank conducts business from fifteen offices located throughout Lackawanna and Luzerne counties.